                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     Filed by a Party other than the Registrant [ ]

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                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CIENA Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               CIENA Corporation
--------------------------------------------------------------------------------
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Payment of Filing Fee (Check the appropriate box):

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     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
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

                                                              PRELIMINARY FILING

                                      LOGO

                               CIENA CORPORATION
                           920 ELKRIDGE LANDING ROAD
                           LINTHICUM, MARYLAND 21090

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 1998 Annual Meeting of Stockholders of CIENA Corporation will be held at the Harbor Inn Pier 5, 711 Eastern Avenue, Baltimore, Maryland on Wednesday, March 11, 1998 at 3:00 p.m. for the following purposes:

     1. To elect two Class I directors.

     2. To adopt the CIENA Corporation Employee Stock Purchase Plan.

     3. To amend the Corporation's Third Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder from 180 million shares to 360 million shares.

     4. To ratify the selection of Price Waterhouse LLP as independent public accountants for the Corporation.

     5. To consider and act upon such other business as may properly come before the meeting.

     Whether or not you expect to attend the meeting, you are requested to sign, date and return the enclosed proxy as promptly as possible in the enclosed stamped envelope.

                                          By Order of the Board of Directors

                                          G. Eric Georgatos
                                          Secretary

Linthicum, Maryland
February 19, 1998

                                                              PRELIMINARY FILING

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 11, 1998

     This Proxy Statement is furnished on or about February 19, 1998 to stockholders of CIENA Corporation (the "Corporation"), 920 Elkridge Landing Road, Linthicum, Maryland 21090, in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedures.

     The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services.

     At the close of business on January 12, 1998, there were 99,982,487 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting. There were 561 record holders as of January 12, 1998 and only stockholders of record on that date will be entitled to vote at the meeting. Each share will have one vote.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

GENERAL

     The Board of Directors currently consists of six members. The directors are divided into three classes. Each class of Directors consists of two Directors, with each class serving for a staggered three-year term. At the Annual Meeting, two directors will be elected to fill positions in Class I. Each of the nominees for Class I, if elected, will serve for terms expiring at the 2001 annual meeting of stockholders.

     Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

     The following table presents information concerning persons nominated for election as directors of the Corporation and for those directors whose term of offices will continue after the meeting.

NOMINEES FOR ELECTION AS A DIRECTOR FOR TERMS EXPIRING IN 2001

Jon W. Bayless, Ph.D. .....  Director of the Corporation since April 1994 and
                             Chairman of the Board of Directors since November 1996. Dr. Bayless, age 57, is a general partner of various venture capital funds associated with Sevin Rosen Funds where, since 1981, he has focused on developing business opportunities in the fields of telecommunications and computers. Dr. Bayless also is the controlling stockholder and sole director of Jon W. Bayless, Inc., the general partner of Atlantic Partners L.P., which is the general partner of Citi Growth Fund L.P., a venture capital investment firm. Dr. Bayless currently serves as a director of 3DX Technologies Inc. and of several private companies. Dr. Bayless is also Chairman of the Board of Directors of Shared Resource Exchange, Inc. Shared Resource Exchange, Inc. filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in August 1996. A plan under Chapter 11 has been approved. Dr. Bayless earned his B.S. degree in electrical engineering at the University of Oklahoma. He earned his M.S. degree in electrical engineering at the University of Alabama, and his Ph.D. in electrical engineering at Arizona State University. Dr. Bayless serves on the Audit, Human Resources, and Corporate Governance Committees of the Board of Directors.

Patrick H. Nettles,
Ph.D.,.....................  Chief Executive Officer of the Corporation since
                             February 1994, President and Chief Executive
                             Officer of the Corporation since April 1994 and Director of the Corporation since February 1994. From 1992 until 1994, Dr. Nettles, age 54, served as executive vice president and chief operating officer of Blyth Holdings Inc., a publicly-held supplier of client/server software. From late 1990 through 1992, Dr. Nettles was president and chief executive officer of Protocol Engines Inc., a development stage enterprise, formed as an outgrowth of Silicon Graphics Inc., and targeted toward very large scale integration based solutions for high-performance computer networking. From 1989 to 1990, Dr. Nettles was Chief Financial Officer of Optilink, a venture start-up which was acquired by DSC Communications. Dr. Nettles received his B.S. degree from the Georgia Institute of Technology and his Ph.D. from the California Institute of Technology.

DIRECTORS CONTINUING IN OFFICE

Harvey B. Cash.............  Director of the Corporation since April 1994. Mr.
                             Cash, age 59, is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California which he joined in 1985. Mr. Cash serves on the board of directors of Benchmarq Microelectronics, Liberte, Inc., AMX Corporation, i(2) Technologies Inc. and Aurora Electronics, Inc. He also is an advisor to Austin Ventures. Mr. Cash received a B.S. in electrical engineering from Texas A&M University and an M.B.A. from Western Michigan University. Mr. Cash serves on the Corporate Governance Committee of the Board of Directors. Mr. Cash's term as Director expires in 1999.

Clifford H. Higgerson......  Director of the Corporation since April 1994. Since
                             1991, Mr. Higgerson, age 58, has been a general partner of Vanguard Venture Partners, a venture capital firm specializing in high technology start-ups, located in Palo Alto, California. Prior to joining Vanguard in July 1991, Mr. Higgerson was the managing partner of Communications Ventures, Inc. and prior to that was a Managing Partner of Hambrecht & Quist. Mr. Higgerson also is a director of Advanced Fibre Communications and Digital Microwave Corp. Mr. Higgerson earned his B.S. in electrical engineering from the University of Illinois and an M.B.A. in finance from the University of California at Berkeley. Mr. Higgerson serves on the Audit Committee of the Board of Directors. Mr. Higgerson's term as Director expires in 2000.

Billy B. Oliver............  Director of the Corporation since June 1996. Since his retirement in 1985 after nearly 40 years of services at AT&T, Mr. Oliver, age 72, has worked as a self-employed communications consultant. During his last 15 years with AT&T, he held the position of vice president, engineering planning and design, where he was directly involved in and had significant responsibility for the evolution of AT&T's long distance network during that period. He was a co-recipient of the Alexander Graham Bell Medal for the conception and implementation of Nonhierarchical Routing in AT&T's network. Mr. Oliver also is a director of Digital Microwave Corp., Communications Network Enhancement Inc. and Enterprise Network Services Inc. Mr. Oliver earned his B.S.E.E. degree from North Carolina State University. Mr. Oliver serves on the Human Resources Committee of the Board of Directors. Mr. Oliver's term as Director expires in 2000.

Michael J. Zak.............  Director of the Corporation since December 1994.
                             Mr. Zak, age 44, has been employed by Charles River Ventures of Boston, Massachusetts since 1991 and has been a general partner of Charles River Partnership VII and its related entities since 1993. From 1986 through 1991, he was a founder and corporate officer of Concord Communications, Inc., a manufacturer of data communications systems. He is a director of ON Technology Corporation as well as seven other private companies. Mr. Zak has a B.S. degree in engineering from Cornell University and an M.B.A. from Harvard Business School. Mr. Zak serves on the Audit, Human Resources and Corporate Governance Committees of the Board of Directors. Mr. Zak's term as Director expires in 1999.

                     BOARD AND BOARD COMMITTEE INFORMATION

BOARD COMMITTEES

     The current committees of the Board of Directors each consist entirely of non-employee directors. The Corporation's Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Corporation's internal accounting controls. Dr. Bayless and Messrs. Zak and Higgerson are the members of the Audit Committee. The Corporation's Compensation Committee, recently renamed the Human Resources Committee, determines compensation for the Corporation's executive officers and administers the Corporation's Amended and Restated 1994 Stock Option Plan and will administer the CIENA Corporation Employee Stock Purchase Plan, if approved by stockholders. Dr. Bayless and Messrs. Oliver and Zak are the members of the Human Resources Committee. The Corporation's Corporate Governance Committee reviews at least annually the operation of the Board, monitors evolving corporate governance standards and guidelines, and may recommend to the full Board the adoption or implementation of actions believed appropriate to improve the operation of the Board relative to such standards and guidelines. Dr. Bayless and Messrs. Higgerson and Zak are the members of the Corporate Governance Committee.

ATTENDANCE AT MEETINGS

     During fiscal 1997, the Board of Directors held ten meetings, the Audit Committee held four meetings, the Human Resources Committee held five meetings, and the Corporate Governance Committee held two meetings. Each director of the Corporation attended 75% or more of all Board of Director meetings and 75% or more of all meetings of each committee on which he served.

DIRECTORS' FEES

     Members of the Board of Directors receive $2,500 for participation in each meeting of the full Board of Directors and $1,250 for each committee meeting and are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings. Under the Corporation's 1996 Outside Directors Stock Option Plan, non-employee Directors are eligible to receive stock options in consideration for their services.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of December 31, 1997 (unless otherwise specified) with respect to the beneficial ownership of the Corporation's Common Stock by each person who is known to the Corporation to beneficially own more than 5% of the outstanding shares of Common Stock, each director, each Named Executive Officer (as defined below), and all directors and executive officers as a group.

                                                         SHARES OF COMMON STOCK
               NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED (1)     PERCENT OF CLASS
------------------------------------------------------   -----------------------    -----------------
Patrick H. Nettles(2)(3)..............................           3,927,135                 3.90%
Steve W. Chaddick(2)..................................           1,060,250                 1.05
Lawrence P. Huang(2)..................................           1,061,250                 1.05
Joseph R. Chinnici(2).................................             271,750                    *
Mark Cummings(2)......................................             210,000                    *
G. Eric Georgatos(2)..................................             165,000                    *
Jon W. Bayless........................................             176,791                    *
Harvey B. Cash........................................             172,500                    *
Clifford H. Higgerson(4)..............................           2,245,077                 2.25
Billy B. Oliver(2)....................................              67,500                    *
Michael J. Zak(5).....................................             811,200                    *
All officers and directors as a group (14
  persons)(2).........................................          10,760,453                10.42

---------------
 *  Represents less than 1%.
(1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after December 31, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes shares issuable upon exercise of stock options granted under the Corporation's Amended and Restated 1994 Stock Option Plan (the "1994 Plan") or 1996 Outside Directors Stock Option Plan (the "Directors Plan"). Options granted under the 1994 Plan that are reflected in the beneficial ownership table are generally exercisable immediately but may be subject to a right of repurchase based on a scheduled vesting period. Generally, shares underlying options vest over four years and options must be exercised within ten years. Initial grants of options under the Directors Plan vest over a period of three years, annual grants vest in full on the first anniversary date of the grant and options must be exercised within ten years of the date of grant.
(3) Does not include 175,000 shares held by the Patrick H. and Marion S. Nettles Charitable Trust, as to which Mr. Nettles disclaims beneficial ownership.
(4) Includes 1,963,419 shares of Common Stock owned by Vanguard IV, L.P., which Mr. Higgerson may be deemed to beneficially own by virtue of his status as a general partner of Vanguard IV, L.P. Mr. Higgerson disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein. Mr. Higgerson has direct ownership of 281,658 shares of Common Stock.
(5) Includes 600,000 shares of Common Stock owned by Charles River Partnership VII, which Mr. Zak may be deemed to beneficially own by virtue of his status as a general partner of Charles River Partnership VII. Mr. Zak disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein. Mr. Zak has direct ownership of 211,200 shares of Common Stock.

                                  COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation for services in all capacities to the Corporation for the fiscal years ended October 31, 1997, 1996 and 1995 of the Chief Executive Officer and the other five most highly compensated persons who were executive officers of the Corporation as of October 31, 1997 (the "Named Executive Officers").

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                        ANNUAL COMPENSATION          SECURITIES
                                                    ----------------------------     UNDERLYING
                                                    YEAR     SALARY      BONUS         OPTIONS
                                                    ----    --------    --------    -------------
Patrick H. Nettles, Ph.D. .......................   1997    $253,365    $168,750             0
  President and Chief Executive Officer             1996    $174,000    $154,000       875,000
                                                    1995    $135,000    $164,401             0
Steve W. Chaddick................................   1997    $160,385    $ 67,500             0
  Senior Vice President, Products and               1996    $132,000    $ 87,000       312,500
  Technologies...................................   1995    $115,000    $ 23,039       250,000
Lawrence P. Huang................................   1997    $160,385    $ 81,562             0
  Senior Vice President, Sales and Marketing        1996    $132,000    $ 87,000       312,500
                                                    1995    $115,000    $ 80,453       250,000
Joseph R. Chinnici...............................   1997    $159,519    $ 67,500             0
  Senior Vice President, Finance and                1996    $115,000    $ 79,000        72,500
  Chief Financial Officer                           1995    $ 83,077    $ 27,776       100,000
Mark Cummings....................................   1997    $159,519    $ 67,500             0
  Senior Vice President, Operations                 1996    $ 53,077    $ 41,592       250,000
                                                    1995    $      0    $      0             0
G. Eric Georgatos................................   1997    $160,385    $ 67,500             0
  Vice President, General Counsel and               1996    $ 87,500    $ 25,688       200,000
  Secretary                                         1995    $      0    $      0             0

OPTION GRANTS IN FISCAL 1997

     There were no stock options granted to the Named Executive Officers during fiscal 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides the specified information concerning unexercised options held as of October 31, 1997 by the Named Executive Officers:

                                                                          NUMBER OF
                                                                    SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                  SHARES                             OCTOBER 31, 1997(1)             OCTOBER 31, 1997(2)
                                ACQUIRED ON        VALUE         ----------------------------    ----------------------------
                                 EXERCISE         REALIZED       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                -----------    --------------    -----------    -------------    -----------    -------------
Patrick H. Nettles, Ph.D.....           0       $          0       875,000            0          $46,112,500         $ 0
Steve W. Chaddick............     491,250       $ 13,941,347       821,250            0          $44,437,325         $ 0
Lawrence P. Huang............     660,000       $ 13,699,584       652,500            0          $35,160,450         $ 0
Joseph R. Chinnici...........      51,750       $  2,177,636       270,750            0          $14,719,535         $ 0
Mark Cummings................      32,500       $  1,358,345       217,500            0          $11,675,400         $ 0
G. Eric Georgatos............      20,800       $  1,093,331       154,200            0          $ 8,419,320         $ 0

---------------
(1) All options are immediately exercisable at the date of grant, but shares purchased upon exercise of options are subject to repurchase by the Corporation based upon a scheduled vesting period. None of the shares underlying options held by Dr. Nettles are vested and 321,250, 168,125, 124,291, 56,042 and 37,533 of the shares underlying options held by Messrs. Chaddick, Huang, Chinnici, Cummings and Georgatos, respectively, are vested.
(2) Calculated on the basis of the fair market value of the underlying Common Stock as of October 31, 1997 of $55.00 per share, less the aggregate exercise price. The value of vested in-the-money options held by Dr. Nettles is $0.00 and the value of vested in-the-money options for Messrs. Chaddick, Huang, Chinnici, Cummings and Georgatos is $17,661,000, $9,243,000, $6,833,000, $3,008,000 and $2,049,000, respectively.

     No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during the last fiscal year to any of the Named Executive Officers.

EMPLOYMENT AGREEMENTS

     In April 1994, the Corporation entered into an employment agreement with Dr. Nettles. The employment agreement specifies that Dr. Nettles is an employee at will. In the event that he is terminated for cause, as defined in the employment agreement, he will receive a severance payment equal to his monthly base salary until the earlier of the expiration of six months or the commencement of employment with a person or entity other than the Corporation.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors consists of Dr. Bayless and Messrs. Oliver and Zak, none of whom are employees or officers of the Corporation. The Committee, which performs the functions of a Compensation Committee, assists and advises management in developing the Corporation's compensation and personnel policies, and provides Board oversight of their implementation. The Committee endeavors to meet no less than four times per year to review issues associated with compensation, human resources policies, personnel recruitment and retention and to consider, amend, or approve quarterly objectives for management recommended by the Corporation's chief executive officer.

     The Committee has adopted a performance-based compensation policy which contains consideration of both the long and short term. These two components are linked in a way intended to focus management on increasing the strength of the business and its ability to serve important customers with leading, high-value products, while building the organization in a deliberate, thoughtful way. The Committee believes that this will increase stockholder value over the long term. On an annual basis, the Committee approves the Corporation's compensation package for executive officers, which includes a combination of an annual base salary and benefits, performance-based quarterly bonuses, and long term compensation consisting of stock options. Annual base salaries are established following an assessment by the Committee of market survey data for comparable positions in comparable companies compiled by an independent compensation consultant, with a goal of setting the Corporation's compensation for various positions at levels which are generally favorable to the averages indicated by the market survey data. Quarterly bonus payments to members of management are awarded following assessment by the Committee of performance compared to corporate objectives.

     Annual base salaries for members of management, including Patrick H. Nettles, the President and Chief Executive Officer of the Corporation, were most recently reassessed and reset in accordance with the foregoing policy in August 1997. The Committee also determined that the Corporation's quarterly corporate objectives were met or otherwise satisfied during each of the four fiscal quarters of the fiscal year ending October 31, 1997, and bonuses were paid accordingly. Except for grants of stock options to new members of management who joined the Corporation during the fiscal year ended October 31, 1997, no stock options were granted to existing members of management during such fiscal year.

     With respect to the compensation of Dr. Nettles for the overall fiscal year ended October 31, 1997, the Committee recognized his unique role and responsibility as President and Chief Executive Officer of the Corporation, but otherwise considered the qualitative and quantitative factors and criteria as used to determine the compensation for others members of management described above.

     For fiscal 1998, if the Committee determines that the corporate objectives have been met or otherwise satisfied in each of the four fiscal quarters, the aggregate bonus payments, which are paid quarterly on an equal pro rata basis, will equal 35%, 50%, 75% or 100% of base salary, with the exact percentage based on the particular officer's title and responsibilities, as viewed by the Committee. Only the Chief Executive Officer is eligible for a bonus of up to 100% of base salary in fiscal 1998.

     Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Committee intends to consider annually whether it should adopt a policy regarding 162(m) and to date has concluded that it was not appropriate to do so. One reason for this conclusion is that, assuming the current compensation policies and philosophy remain in place,
Section 162(m) will not be applicable in the near term to any executive's compensation.

     Submitted by the members of the Human Resources Committee:

                                        Jon W. Bayless, Ph.D.
                                        Billy B. Oliver
                                        Michael J. Zak

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Human Resources Committee of the Board of Directors, which serves the traditional functions of a compensation committee, consists of Jon W. Bayless, Ph.D., Billy B. Oliver and Michael J. Zak. Dr. Bayless is an affiliate of Sevin Rosen Bayless Management Co., Sevin Rosen Fund IV L.P. and Sevin Rosen Fund V L.P. (collectively, the "Sevin Rosen Entities"), and Mr. Zak is a general partner of the general partner of Charles River Partnership VII ("Charles River"). Although each of Sevin Rosen and Charles River is a stockholder of the Corporation, none of Mr. Oliver, Mr. Zak or Dr. Bayless was at any time during the fiscal year ended October 31, 1997, or at any other time, an officer or employee of the Corporation. No member of the Human Resources Committee of the Corporation serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Corporation's Board of Directors or Human Resources Committee.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph shows a comparison of cumulative total returns for an investment in the Common Stock of the Corporation, the NASDAQ Telecommunications Index and the S&P 500 Index. Although the SEC requires the Corporation to present such a graph for a five-year period, the Common Stock has been publicly traded only since February 7, 1997 and, as a result, the following graph commences as of such date. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

        Measurement Period             Ciena Common       NASDAQ Telecom
      (Fiscal Year Covered)                Stock               Index              S&P 500
1/31/97                                              0
2/7/97                                             100                 100                 100
2/28/97                               170.652173913043     97.236699459292    100.159582552308
3/31/97                                123.64347826087    90.7414702139264    95.8913825421754
4/30/97                               135.869565217391    94.1927761953821    101.491970211257
5/30/97                               203.260869565217    105.864964412931    107.437053548812
6/30/97                               204.891304347826    113.908247984971    112.105476467906
7/31/97                               244.021739130435    121.073975314627    120.863518921931
8/29/97                               207.608695652174    117.004019958386    113.920411368357
9/30/97                               215.352173913043    132.231211576403    119.975682658696
10/31/97                              239.130434782609    136.088890235609    115.839201580627

                                   PROPOSAL 2
           ADOPTION OF CIENA CORPORATION EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Board of Directors has approved and is proposing for stockholder approval the CIENA Corporation Employee Stock Purchase Plan (the "Employee Purchase Plan"). The purpose of the Employee Purchase Plan is to enable eligible employees of the Corporation or any of its subsidiaries, through payroll deductions, to purchase shares of the Corporation's Common Stock and thus to encourage stock ownership by employees, officers and directors of the Corporation and to encourage the continued employment of employees, directors and officers of the Corporation.

EMPLOYEE STOCK PURCHASE PLAN

     Under the Employee Purchase Plan, 2,500,000 shares of Common Stock are available for purchase by eligible employees of the Corporation or any of its subsidiaries. The Employee Purchase Plan permits eligible employees to elect to have a portion of their pay deducted by the Corporation to purchase shares of Common Stock of the Corporation. In the event there is any increase or decrease in Common Stock without receipt of consideration by the Corporation (for instance, by a recapitalization or stock split), there may be a proportionate adjustment to the number and kinds of shares that may be purchased under the Employee Purchase Plan.

     Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Offering Period. Offering Periods will be 24 months or such other period as is set by the Corporation. Offering Periods are the periods during which shares of Common Stock are purchased. Within an Offering Period there will be four or more Purchase Periods. Generally, Purchase Periods will be six months. Payroll deductions and other payments will be accumulated during a Purchase Period and purchases of shares will occur at the end of each Purchase Period (from the amounts accumulated during that Purchase Period).

     The purchase price for each share (the "Purchase Price") will be set by the Human Resources Committee. The Purchase Price for the initial Offering Period will be 85% of the fair market value of the Common Stock on the first trading day of such Offering Period or the last day of the applicable Purchase Period, whichever is lower.

     Any employee of the Corporation or subsidiary may participate in the Employee Purchase Plan, except the following, who are ineligible to participate:
(a) an employee who has been employed by the Corporation or subsidiary for less than three months as of the beginning of the Offering Period; (b) an employee whose customary employment is for less than five months in any calendar year;
(c) an employee whose customary employment is 20 hours or less per week; and (d) an employee who, after exercising his or her rights to purchase stock under the Employee Purchase Plan, would own stock (including stock that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Corporation. An employee must be employed on the last day of the Purchase Period in order to acquire stock for that Purchase Period under the Employee Purchase Plan unless the employee has retired, died, become disabled, been laid off or is on an approved leave of absence.

     An eligible employee may become a participant in the Employee Purchase Plan by completing an election to participate in the Employee Purchase Plan authorizing the Corporation to have deductions made from pay on each pay day following enrollment in the Employee Purchase Plan. The deductions or contributions will be credited to the employee's account under the Employee Purchase Plan. An employee may not change his or her percentage of payroll deduction or contribution for any Purchase Period during an Offering Period, nor may an employee withdraw any contributed funds other than by terminating participation in the Employee Purchase Plan (as described below). A participating employee may terminate payroll deductions or contributions at any time.

     No employee may purchase Common Stock in any calendar year under the Employee Purchase Plan and all other "employee stock purchase plans" of the Corporation and any parent or subsidiary having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the Offering Period.

     On the last trading day of each Purchase Period within an Offering Period, a participating employee will be credited with the number of whole shares of Common Stock purchased under the Employee Purchase Plan for such period. Common Stock purchased under the Employee Purchase Plan will be held in the custody of an agent designated by the Corporation (the "Agent"). The Agent may hold the Common Stock purchased under the Employee Purchase Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate, without identification as to individual employees. An employee may, however, instruct the Agent to have all or part of such shares reissued in the employee's own name and have the stock certificate delivered to the employee.

     A participating employee will be refunded all monies in his or her account, and his or her participation in the Employee Purchase Plan will be terminated, if: (a) the employee elects to terminate participation by delivering a written notice to that effect to the Corporation; (b) the employee ceases to be employed by the Corporation or a participating affiliate except on account of death, disability, retirement, lay-off or authorized leave of absence; (c) the Board elects to terminate the Employee Purchase Plan; or (d) the employee ceases to be eligible to participate in the Employee Purchase Plan. If a participating employee terminates employment on account of death, disability, retirement, lay-off or authorized leave of absence, the participating employee will have the following alternatives: (a) refund of all monies in his or her account or (b) purchase of Common Stock on the last day of the Purchase Period during which termination occurs with the amounts then accumulated in his or her account.

     No participating employee may assign his or her rights to purchase shares of Common Stock under the Employee Purchase Plan, whether voluntarily, by operation of law or otherwise.

     The Employee Purchase Plan will be administered by the Human Resources Committee. The Human Resources Committee has the authority to interpret the Employee Purchase Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Employee Purchase Plan, all of which determinations will be final and binding.

     The Board of Directors may, at any time, amend the Employee Purchase Plan in any respect; provided, however, that without approval of the stockholders of the Corporation no amendment shall be made (a) increasing the number of shares that may be made available for purchase under the Employee Purchase Plan, (b) changing the eligibility requirements for participating in the Employee Purchase Plan or (c) impairing the vested rights of participating employees.

     The Board of Directors may terminate the Employee Purchase Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participants that have vested at the time of termination. In any event, the Employee Purchase Plan shall, without further action of the Board of Directors, terminate at the earlier of (i) ten years after adoption of the Employee Purchase Plan by the Board of Directors and (ii) such time as all shares of Common Stock that may be made available for purchase under the Employee Purchase Plan have been issued.

FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEE PURCHASE PLAN

     If a participant acquires stock under the Employee Purchase Plan, no income will result to such participant, and the Corporation will be allowed no deduction as a result of such purchase, if certain conditions are met. The principal condition which must be satisfied is that the participant does not dispose of the stock within two years after the first day of the applicable Offering Period or one year after purchase of the stock. If the employee disposes of the stock acquired pursuant to the Employee Purchase Plan after the statutory holding period has expired, gain on the sale is capital gain except to the extent of ordinary (compensation) income determined as described below. If the employee disposes of the stock before the expiration of the statutory holding period, the employee must recognize as ordinary (compensation) income the difference between the stock's fair market value and the purchase price.

     An employee disposing of stock after expiration of the statutory holding period (or who dies) must include in ordinary (compensation) income at the time of sale or other taxable disposition of the stock acquired under the Employee Purchase Plan, or upon the employee's death while still holding the stock, the lesser of:

          (1) the Purchase Price discount from the fair market value of the stock at the beginning of the Offering Period; or

          (2) the amount, if any, by which the stock's fair market value at the time of such disposition or death exceeds the purchase price paid.

     The foregoing is only a summary of the Employee Purchase Plan and is subject to and qualified in its entirety by reference to the complete text of the Employee Purchase Plan, a copy of which may be obtained upon request from the Corporation by contacting Investor Relations at (410) 865-8500 or by writing Investor Relations, CIENA Corporation, 920 Elkridge Landing Road, Linthicum, Maryland 21090.

     THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE EMPLOYEE PURCHASE PLAN IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR PROPOSAL 2. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   PROPOSAL 3

                   PROPOSAL TO AMEND THE CORPORATION'S THIRD
                     RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors of the Corporation has approved, declares it advisable and in the best interests of the Corporation and its stockholders, and recommends that Article FOURTH of the Corporation's Third Restated Certificate of Incorporation, as amended (the "Charter"), be amended to increase the authorized shares of Common Stock from 180,000,000 to 360,000,000. The text of the Amendment is as follows:

             FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of stock that the Corporation shall have the authority to issue is Three Hundred Eighty Million (380,000,000) shares of capital stock, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Twenty Million (20,000,000), par value $0.01 per share. The total number of shares of Common Stock which the Corporation shall have the authority to issue is Three Hundred Sixty Million (360,000,000), par value $0.01 per share.

     As of December 31, 1997, there were 99,935,579 shares of Common Stock outstanding. In addition, as of December 31, 1997, options to purchase 8,896,735 shares were outstanding under the Corporation's Amended and Restated 1994 Stock Option Plan, as amended, and options to purchase 67,500 shares were outstanding under the Corporation's Outside Directors Stock Option Plan. Thus, at December 31, 1997, the Corporation had outstanding or reserved for issuance 108,832,314 shares of Common Stock.

     The authorization of a total of 360,000,000 shares of Common Stock would give the Board the express authority, without further action of the Corporation's stockholders, to issue such shares of Common Stock from time to time as the Board deems necessary or advisable. The Corporation expends substantial funds on research and development and other commercialization activities, including investment in complementary businesses, obtaining the rights to use complementary technologies, marketing activities and administrative support of these activities. The Board believes that having the additional shares authorized and available for issuance will allow the Corporation to have greater flexibility in considering potential future actions involving the issuance of stock which may be desirable or necessary to accommodate the Corporation's business plan, including capital raising transactions. In addition, the Board believes it is necessary to have the ability to issue such additional shares for general corporate purposes. Such general corporate uses of the additional authorized shares of Common Stock may include acquisition transactions, stock dividends or distributions, and distributions in connection with future issuances of Preferred Stock of the Corporation, stock options or warrants. In any case, the additional shares of Common Stock would be available for issuance by the Board without future action by the stockholders, unless such action were specifically required by applicable law or rules of any securities market on which the Corporation's securities may be traded. The Company has no current plans or proposals to issue any portion of the additional shares of Common Stock.


     Although the proposed increase in the authorized capital stock of the Corporation could be construed as having potential anti-takeover effects, neither the Board nor management of the Corporation views this proposal in that perspective. Nevertheless, the Corporation could use the additional shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Corporation by, for example, privately placing shares to purchasers who might side with the Board in opposing a hostile takeover bid. The Corporation is not aware of any such hostile takeover bid at this time. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Amended and Restated By-Laws of the Corporation or certain provisions of the Charter would not receive the requisite vote required. Such uses of the Common Stock could render more difficult or discourage an attempt to acquire control of the Corporation, if such transactions were opposed by the Board. Further, an issuance of additional shares by the Corporation could have the effect on the potential realizable value of a stockholder's investment in the Corporation. In the absence of a proportionate increase in the Corporation's earnings and book value, an increase in the aggregate number of outstanding shares of Common Stock would dilute the earnings per share and book value per share of all outstanding shares of the Corporation's Common Stock. The foregoing factors, if reflected in the price per share of Common Stock, could adversely affect the realizable value of a stockholder's investment in the Corporation.

     THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE PROPOSED AMENDMENT TO THE CORPORATION'S CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 180,000,000 TO 360,000,000 SHARES IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR PROPOSAL 3. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   PROPOSAL 4

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The independent public accounting firm of Price Waterhouse LLP has acted as the Corporation's independent auditors for the year ended October 31, 1997 and has been selected by the Board of Directors to act as such for the examination of the Corporation's 1998 financial statements, subject to ratification by the stockholders. Representatives of Price Waterhouse LLP are expected to be present at the stockholders' meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

     In the event the appointment of Price Waterhouse LLP as independent public auditors for 1998 is not approved by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to consider the selection of other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1998 will be permitted to stand unless the Board finds other good reason for making a change.

     THE BOARD OF DIRECTORS BELIEVES THAT RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1998 FISCAL YEAR IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR PROPOSAL 4. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                               VOTING PROCEDURES

     Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the Meeting (in person or by proxy). The affirmative vote of a majority of all shares of the Corporation's Common Stock outstanding is required for approval of the proposed Amendment to the Corporation's Charter. Proposals 2 and 4 must be approved by a majority of the shares of Common Stock voting for or against each Proposal at the Meeting. Unless otherwise indicated, executed proxies will be voted for Proposals 1 through 4.

     Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" are treated as votes against proposals presented to stockholders other than elections of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals intended to be presented at the 1999 Annual Meeting of the Corporation must be received by the Corporation not later than October 15, 1998 and must otherwise comply with the rules of the SEC for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the Corporation's form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Corporation.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Andrew C. Petrik, Vice President and Controller, filed a late Form 3 reporting his initial statement of beneficial ownership of the Corporation's stock. Joseph R. Chinnici filed a late Form 4 reporting two transactions. Mark
R. Cummings and Harvey B. Cash each filed a late Form 4 each reporting a single transaction, and Clifford H. Higgerson filed a late Form 4 reporting four transactions.

                 INFORMATION REGARDING STOCKHOLDER RIGHTS PLAN

     On December 23, 1997 the Board of Directors adopted a Stockholder Rights Plan. The Stockholder Rights Plan is designed to protect all stockholders of the Corporation against hostile acquirers who may seek to take advantage of the Corporation and its stockholders through coercive or unfair tactics aimed at gaining control of the Corporation without paying all stockholders of the Corporation a full and fair price. As part of this Plan, a special type of dividend was declared on the Common Stock of the Corporation in the form of a distribution of rights to all stockholders of record on January 8, 1998.

     The rights are not intended to prevent a fair and equitable takeover of the Corporation and will not do so. However, the rights should discourage any effort to acquire the Corporation in a manner or on terms not approved by the Board of Directors. The rights are designed to deal with the serious problem of a potential acquirer using coercive or unfair tactics to deprive the Corporation's Board of Directors of any real opportunity to determine the future of the Corporation and to realize the value of each stockholder's investment in the Corporation.

     The distribution of rights will not alter the financial strength of the Corporation or interfere with its business plans. The distribution will not change the way in which stockholders can currently trade the Corporation's shares and will not be dilutive or affect reported per share results. While the distribution of the rights was not taxable either to stockholders or to the Corporation, stockholders may, depending on their individual circumstances, recognize taxable income should the rights become exercisable.

     Many publicly-traded companies have adopted stockholder rights plans similar to the one adopted by the Corporation. The Board is aware that some argue that such plans could deter legitimate acquisition proposals. The Board, assisted by the Corporation's investment banking and legal advisors, carefully considered these arguments and concluded that such arguments are speculative and do not justify denying stockholders the protection which the rights afford against abusive takeover tactics. Among other things, the Board considered third party studies which suggested that rights plans do not prevent takeovers, and that companies protected by rights plans received premiums higher than companies without such plans in takeover contests.

     The Corporation's overriding objective is to preserve and enhance the Corporation's value for all stockholders. In declaring the rights dividend, the Board of Directors has expressed its confidence in the Corporation's future and its determination that stockholders be given every opportunity to participate fully in that future.

                                          By Order of the Board of Directors

                                          G. Eric Georgatos
                                          Secretary

                                     PROXY

                               CIENA CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 11, 1998

        The undersigned hereby appoints Patrick H. Nettles, Joseph R. Chinnici and G. Eric Georgatos, or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of CIENA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held March 11, 1998, or any adjournment thereof, as follows:

1.      Election of Two Directors by all Stockholders

        ____ FOR all nominees listed below            ____ WITHHOLD AUTHORITY to
             except as marked to the contrary              vote for all nominees
                                                           listed below

        Patrick H. Nettles and Jon W. Bayless


        (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below):


--------------------------------------------------------------------------------

2.      Proposal to approve the Ciena Corporation Employee Stock
Purchase Plan.

        ____ FOR                     ____ AGAINST               ____ ABSTAIN

3. Proposal to amend the Corporation's Third Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder from 180 million shares to 360 million shares.

        ____ FOR                     ____ AGAINST               ____ ABSTAIN

4. Proposal to ratify the selection of Price Waterhouse LLP as independent public accountants for the Corporation.

        ____ FOR                     ____ AGAINST               ____ ABSTAIN

5. The proxies are authorized to vote in their discretion on any other matters which may properly come before the Annual Meeting to the extent set forth in the proxy statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

PLACE AN "X" HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE MEETING. __________

Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate:


------------------------    ----------------------------------   ---------------
Signature of holder         Signature of co-holder (if any)      Date

                                                                        APPENDIX




                                CIENA CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----


1. SHARES SUBJECT TO THE PLAN.......................................................1

2. ADMINISTRATION...................................................................1

3. INTERPRETATION...................................................................1

4. ELIGIBLE EMPLOYEES...............................................................1

5. PARTICIPATION IN THE PLAN........................................................2

6. PAYROLL DEDUCTIONS...............................................................2

7. INTEREST ON PAYROLL DEDUCTIONS...................................................2

8. OFFERING AND PURCHASE PERIODS....................................................3

9. RIGHTS TO PURCHASE  COMMON STOCK; PURCHASE PRICE.................................3

10. TIMING OF PURCHASE; PURCHASE LIMITATION.........................................3

11. ISSUANCE OF STOCK CERTIFICATES..................................................4

12. WITHHOLDING OF TAXES............................................................4

13. ACCOUNT STATEMENTS..............................................................4

14. PARTICIPATION ADJUSTMENT........................................................5

15. CHANGES IN ELECTIONS TO PURCHASE................................................5

16. TERMINATION OF EMPLOYMENT.......................................................5

17. RETIREMENT......................................................................6

18. LAY-OFF, AUTHORIZED LEAVE OR ABSENCE OR DISABILITY..............................6

19. DEATH...........................................................................7

20. TERMINATION OF PARTICIPATION....................................................7

21. ASSIGNMENT......................................................................8

22. APPLICATION OF FUNDS.............................................................8

23. NO RIGHT TO CONTINUED EMPLOYMENT.................................................8

24. AMENDMENT OF PLAN................................................................8

25. EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN.................................9

26. EFFECT OF CHANGES IN CAPITALIZATION..............................................9

        (a) Changes in Stock.........................................................9

        (b) Reorganization in Which the Company Is the Surviving
              Corporation............................................................10

        (c) Reorganization in Which the Company Is Not the Surviving
                Corporation or Sale of Assets or Stock...............................10

        (d) Adjustments..............................................................10

        (e) No Limitations on Company................................................11

27. GOVERNMENTAL REGULATION..........................................................11

28. STOCKHOLDER RIGHTS...............................................................11

29. RULE 16B-3.......................................................................11

30. PAYMENT OF PLAN EXPENSES.........................................................11

                                CIENA CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

            The Board of Directors of Ciena Corporation (the "Company") has adopted this Employee Stock Purchase Plan (the "Plan") to enable eligible employees of the Company and its participating Affiliates (as defined below), through payroll deductions, to purchase shares of the Company's common stock, par value $0.01 per share (the " Common Stock"). The Plan is for the benefit of the employees of Ciena Corporation and any participating Affiliates. The Plan is intended to benefit the Company by increasing the employees' interest in the Company's growth and success and encouraging employees to remain in the employ of the Company or its participating Affiliates. The provisions of the Plan are set forth below:

1.          SHARES SUBJECT TO THE PLAN.

            Subject to adjustment as provided in Section 26 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is 2,500,000. The shares issuable under the Plan may, in the discretion of the Board of Directors of the Company (the "Board"), be authorized but unissued shares, treasury shares or issued and outstanding shares that are purchased in the open market.

2.          ADMINISTRATION.

            The Plan shall be administered under the direction of the Human Resources Committee of the Board (the "Committee"). No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

3.          INTERPRETATION.

            It is intended that the Plan will meet the requirements for an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"), and it is to be so applied and interpreted. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.

4.          ELIGIBLE EMPLOYEES.

            Any employee of the Company or any of its participating Affiliates may participate in the Plan, except the following, who are ineligible to participate: (a) an employee who has been employed by the Company or any of its participating Affiliates for less than three months as of the beginning of an Offering Period (as defined in Section 7 below); (b) an employee whose customary employment is for less than five months in any calendar year; (c) an employee whose customary employment is 20 hours or less per week; and (d) an employee who, after exercising his or her rights to purchase shares under the Plan, would own shares of Common Stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. The term "participating Affiliate" means any company or other trade or business that is a subsidiary of the Company (determined in accordance with the principles of Sections 424(e) and (f) of the Code and the regulations thereunder). The Board may at any time in its sole discretion, if it deems it advisable to do so, terminate the participation of the employees of a particular participating Affiliate.

5.          PARTICIPATION IN THE PLAN.

            An eligible employee may become a participating employee in the Plan by completing an election to participate in the Plan on a form provided by the Company and submitting that form to the Payroll Department of the Company. The form will authorize payroll deductions (as provided in Section 6 below) and authorize the purchase of shares of Common Stock for the employee's account in accordance with the terms of the Plan. Enrollment will become effective upon the first day of the first Offering Period.

6.          PAYROLL DEDUCTIONS.

            At the time an eligible employee submits his or her election to participate in the Plan (as provided in Section 5 above), the employee shall elect to have deductions made from his or her pay, on each pay day following his or her enrollment in the Plan, and for as long as he or she shall participate in the Plan. The deductions will be credited to the participating employee's account under the Plan. An employee may not during any Offering Period change his or her percentage of payroll deduction for that Offering Period, nor may an employee withdraw any contributed funds, other than in accordance with Sections 15 through 20 below.

7.          INTEREST ON PAYROLL DEDUCTIONS.

            The Company and participating Affiliates will cause to be maintained a record of amounts credited to each participating employee authorizing a payroll deduction pursuant to Section 6. The Company may, but is not required to, credit interest on the balance of the employees' accounts during the Offering Period. If interest is credited to such accounts, the rate may be a fixed or variable rate determined by the Company.

8.          OFFERING AND PURCHASE PERIODS.

            The Offering Periods and Purchase Period shall be determined by the Committee. The initial Offering Period shall commence on ______________ and end on ______________, and every Offering Period thereafter, shall commence on the six month anniversary of the commencement of the prior Offering Period and shall be a 24-month period until changed by the Committee. The initial Purchase Period shall commence on ______________ and end on __________________, and every
Purchase Period thereafter, shall commence immediately after the prior Purchase Period ends and shall be a six month period until changed by the Committee.

9.          RIGHTS TO PURCHASE  COMMON STOCK; PURCHASE PRICE.

            Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Offering Period. The purchase price of each share of Common Stock (the "Purchase Price") shall be the lesser of 85 percent of the fair market value of the Common Stock (i) on the first trading day of the Offering Period or (ii) on the last trading day of the Purchase Period, unless the Purchase Price is otherwise established by the Committee; provided that in no event shall the Purchase Price be less than the amount determined pursuant to subparagraphs (i) and (ii) above or the par value of the Common Stock. For purposes of the Plan, "fair market value" means the value of each share of Common Stock subject to the Plan determined as follows: if on the determination date the shares of Common Stock are listed on an established national or regional stock exchange, are admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or are publicly traded on an established securities market, the fair market value of the shares of Common Stock shall be the closing price of the shares of Common Stock on such exchange or in such market (the highest such closing price if there is more than one such exchange or market) on the trading day immediately preceding the determination date (or if there is no such reported closing price, the fair market value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of the shares of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the shares of Common Stock are not listed on such an exchange, quoted on such System or traded on such a market, fair market value shall be determined by the Board in good faith.

10.         TIMING OF PURCHASE; PURCHASE LIMITATION.

            Unless a participating employee has given prior written notice terminating such employee's participation in the Plan, or the employee's participation in the Plan has otherwise been terminated as provided in Sections 16 through 20 below, such employee will be deemed to have exercised automatically his or her right to purchase Common Stock on the last trading day of the Purchase Period (except as provided in Section 15 below) for the number of shares of Common Stock which the accumulated funds in the employee's account at that time will purchase at the Purchase Price, subject to the participation adjustment provided for in Section 14 below and subject to adjustment under Section 26 below. Notwithstanding any other provision of the Plan, no employee may purchase in any one calendar year under the Plan and all other "employee stock purchase plans" of the Company and its participating Affiliates shares of Common Stock having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the Offering Period as to shares purchased during such period. Effective upon the last trading day of the Purchase Period, a participating employee will become a stockholder with respect to the shares purchased during such period, and will thereupon have all dividend, voting and other ownership rights incident thereto. Notwithstanding the foregoing, no shares shall be sold pursuant to the Plan unless the Plan is approved by the Company's stockholders in accordance with Section 25 below.

11.         ISSUANCE OF STOCK CERTIFICATES.

            As of the last trading day of the Purchase Period, a participating employee will be credited with the number of shares of Common Stock purchased for his or her account under the Plan during such Offering Period. Shares purchased under the Plan will be held in the custody of an agent (the "Agent") appointed by the Committee. The Agent may hold the shares purchased under the Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate without identification as to individual participating employees. A participating employee may, at any time following his or her purchase of shares under the Plan, by written notice instruct the Agent to have all or part of such shares reissued in the participating employee's own name and have the stock certificate delivered to the employee.

12.         WITHHOLDING OF TAXES.

            To the extent that a participating employee realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the participating employee or from shares that would otherwise be issued to the participating employee hereunder. Any participating employee who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which the shares were purchased must within 30 days of such transfer notify the Payroll Department of the Company in writing of such transfer.

13.         ACCOUNT STATEMENTS.

            The Company will cause the Agent to deliver to each participating employee a statement for each Purchase Period during which the employee purchases

Common Stock under the Plan, but no more frequently than quarterly, reflecting the amount of payroll deductions during the Purchase Period, the number of shares purchased for the employee's account, the price per share of the shares purchased for the employee's account and the number of shares held for the employee's account at the end of the Purchase Period.

14.         PARTICIPATION ADJUSTMENT.

            If in any Purchase Period the number of unsold shares that may be made available for purchase under the Plan pursuant to Section 1 above is insufficient to permit exercise of all rights deemed exercised by all participating employees pursuant to Section 9 above, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately. Any funds then remaining in a participating employee's account after such exercise will be refunded to the employee.

15.         CHANGES IN ELECTIONS TO PURCHASE.

            (a) A participating employee may, at any time prior to the last day of the Purchase Period, by written notice to the Company, direct the Company to cease payroll deductions (or, if the payment for shares is being made through periodic cash payments, notify the Company that such payments will be terminated), in accordance with the following alternatives:

                        (i) The employee's option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee's account; or

                        (ii) Withdraw the amount in such employee's account and terminate such employee's option to purchase.

            (b) Any participating employee may increase or decrease his or her payroll deduction or periodic cash payments, to take effect on the first day of the next Offering Period, by delivering to the Company a new form regarding election to participate in the Plan under Section 5 above.

16.         TERMINATION OF EMPLOYMENT.

            In the event a participating employee voluntarily leaves the employ of the Company or a participating Affiliate, otherwise than by retirement under a plan of the Company or a participating Affiliate, or is terminated by the Company prior to the last day of the Purchase Period, the amount in the employee's account will be distributed and the employee's option to purchase will terminate.

17.         RETIREMENT.

            In the event a participating employee who has an option to purchase shares leaves the employ of the Company or a participating Affiliate because of retirement under a plan of the Company or a participating Affiliate the participating employee may elect, within 10 days after the date of such retirement or termination, one of the following alternatives:

           (a) To make up any deficiency in the employee's account resulting from the termination of payroll deductions by an immediate cash payment;

            (b) The employee's option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee's account; or

            (c) Withdraw the amount in such employee's account and terminate such employee's option to purchase.

            In the event the participating employee does not make an election within the aforesaid 10-day period, he or she will be deemed to have elected subsection 17(c) above.

18.         LAY-OFF, AUTHORIZED LEAVE OR ABSENCE OR DISABILITY.

            Payroll deductions for shares for which a participating employee has an option to purchase may be suspended during any period of absence of the employee from work due to lay-off, authorized leave of absence or disability or, if the employee so elects, periodic payments for such shares may continue to be made in cash.

            If such employee returns to active service prior to the last day of the Purchase Period, the employee's payroll deductions will be resumed and if said employee did not make periodic cash payments during the employee's period of absence, the employee shall, by written notice to the Company's Payroll Department within 10 days after the employee's return to active service, but not later than the last day of the Purchase Period, elect:

            (a) To make up any deficiency in the employee's account resulting from a suspension of payroll deductions by an immediate cash payment;

            (b) Not to make up such deficiency, in which event the number of shares to be purchased by the employee shall be reduced to the number of whole shares which may be purchased with the amount, if any, then credited to the employee's account plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or

            (c) Withdraw the amount in the employee's account and terminate the employee's option to purchase.

            A participating employee on lay-off, authorized leave of absence or disability on the last day of the Purchase Period shall deliver written notice to his or her employer on or before the last day of the Purchase Period, electing one of the alternatives provided in the foregoing clauses (a), (b) and
(c) of this Section 18. If any employee fails to deliver such written notice within 10 days after the employee's return to active service or by the last day of the Purchase Period, whichever is earlier, the employee shall be deemed to have elected subsection 18(c) above.

            If the period of a participating employee's lay-off, authorized leave of absence or disability shall terminate on or before the last day of the Purchase Period, and the employee shall not resume active employment with the Company or a participating Affiliate, the employee shall receive a distribution in accordance with the provisions of Section 17 of this Plan.

19.         DEATH.

            In the event of the death of a participating employee while the employee's option to purchase shares is in effect, the legal representatives of such employee may, within three months after the employee's death (but no later than the last day of the Purchase Period) by written notice to the Company or participating Affiliate, elect one of the following alternatives:

            (a) To make up any deficiency in the employee's account resulting from a suspension of payroll deductions by an immediate cash payment;

            (b) The employee's option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee's account; or

            (c) Withdraw the amount in such employee's account and terminate such employee's option to purchase.

            In the event the legal representatives of such employee fail to deliver such written notice to the Company or participating Affiliate within the prescribed period, the election to purchase shares shall terminate and the amount, then credited to the employee's account shall be paid to such legal representatives.

20.         TERMINATION OF PARTICIPATION.

            A participating employee will be refunded all moneys in his or her account, and his or her participation in the Plan will be terminated if either
(a) the Board
elects to terminate the Plan as provided in Section 25 below, or (b) the employee ceases to be eligible to participate in the Plan under Section 4 above. As soon as practicable following termination of an employee's participation in the Plan, the Company will deliver to the employee a check representing the amount in the employee's account and a stock certificate representing the number of whole shares held in the employee's account. Once terminated, participation may not be reinstated for the then current Offering Period, but, if otherwise eligible, the employee may elect to participate in any subsequent Offering Period.

21.         ASSIGNMENT.

            No participating employee may assign his or her rights to purchase shares of Common Stock under the Plan, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of Common Stock under the Plan may be made only to the participating employee (or, in the event of the employee's death, to the employee's estate). Once a stock certificate has been issued to the employee or for his or her account, such certificate may be assigned the same as any other stock certificate.

22.         APPLICATION OF FUNDS.

            All funds received or held by the Company under the Plan shall be deposited with the Agent for the account of the participating employees. Participating employees' accounts will not be segregated.

23.         NO RIGHT TO CONTINUED EMPLOYMENT.

            Neither the Plan nor any right to purchase Common Stock under the Plan confers upon any employee any right to continued employment with the Company or any of its participating Affiliates, nor will an employee's participation in the Plan restrict or interfere in any way with the right of the Company or any of its participating Affiliates to terminate the employee's employment at any time.

24.         AMENDMENT OF PLAN.

            The Board may, at any time, amend the Plan in any respect (including an increase in the percentage specified in Section 9 above used in calculating the Purchase Price); provided, however, that without approval of the stockholders of the Company no amendment shall be made (a) increasing the number of shares specified in Section 1 above that may be made available for purchase under the Plan (except as provided in Section 26 below), (b) changing the eligibility requirements for participating in the Plan, or (c) impairing the vested rights of participating employees.

25.         EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN.

            The Plan shall be effective as of the date of adoption by the Board, which date is set forth below, subject to approval of the Plan by a majority of the votes present and entitled to vote at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy; provided, however, that upon approval of the Plan by the shareholders of the Company as set forth above, all rights to purchase shares granted under the Plan on or after the effective date shall be fully effective as if the shareholders of the Company had approved the Plan on the effective date. If the shareholders fail to approve the Plan on or before one year after the effective date, the Plan shall terminate, any rights to purchase shares granted hereunder shall be null and void and of no effect and all contributed funds shall be refunded to participating employees. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating employees that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate ten
(10) years after the date of adoption of the Plan by the Board or, if earlier, at such time as all shares of Common Stock that may be made available for purchase under the Plan pursuant to Section 1 above have been issued.

26.         EFFECT OF CHANGES IN CAPITALIZATION.

            (a)         CHANGES IN STOCK.

            If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which rights are outstanding shall be similarly adjusted so that the proportionate interest of a participating employee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding rights shall not change the aggregate Purchase Price payable by a participating employee with respect to shares subject to such rights, but shall include a corresponding proportionate adjustment in the Purchase Price per share.

            (b)         REORGANIZATION IN WHICH THE COMPANY IS THE SURVIVING
                        CORPORATION.

            Subject to Subsection (c) of this Section 26, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, all outstanding rights under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such rights would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such rights immediately prior to such reorganization, merger or consolidation.

            (c) REORGANIZATION IN WHICH THE COMPANY IS NOT THE SURVIVING CORPORATION OR SALE OF ASSETS OR STOCK.

            Upon any dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning more than 80 percent of the combined voting power of all classes of stock of the Company, the Plan and all rights outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the rights theretofore granted, or for the substitution for such rights of new rights covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, all current Purchase Periods and Offering Periods shall be deemed to have ended on the last trading day prior to such termination, and in accordance with Section 10 above the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such last trading day. The Board shall send written notice of an event that will result in such a termination to all participating employees not later than the time at which the Company gives notice thereof to its stockholders.

            (d)         ADJUSTMENTS.

            Adjustments under this Section 26 related to stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive.

            (e)         NO LIMITATIONS ON COMPANY.

            The grant of a right pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

27.         GOVERNMENTAL REGULATION.

            The Company's obligation to issue, sell and deliver shares of Common Stock pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

28.         STOCKHOLDER RIGHTS.

            Any dividends paid on shares held by the Company for a participating employee's account will be transmitted to the employee. The Company will deliver to each participating employee who purchases shares of Common Stock under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its stockholders. Any shares of Common Stock held by the Agent for an employee's account will be voted in accordance with the employee's duly delivered and signed proxy instructions. There will be no charge to participating employees in connection with such notices, proxies and other materials.

29.         RULE 16B-3.

            Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan.

30.         PAYMENT OF PLAN EXPENSES.

            The Company will bear all costs of administering and carrying out the Plan; provided however, participating employees shall bear all costs incurred subsequent to the issuance of stock certificates pursuant to Section 11.

                                      * * *

            This Plan was duly adopted and approved by the Board of Directors of the Company by resolution at a meeting held on the ___ of __________, 199_.

                                                 -------------------------

                                                 Secretary of the Company

            This Plan was duly approved by the stockholders of the Company at a meeting of the stockholders held on the ____ of _______________, 199__.


                                                 -------------------------

                                                 Secretary of the Company